POLICY REGARDING INSIDER TRADING AND RELATED SECURITIES LAW MATTERS

The Board of Directors (the “Board”) of FirstSun Capital Bancorp (the “Company”) has adopted this Policy Regarding Insider Trading and Related Securities Law Matters (this “Policy Statement”). References to the Company in this Policy Statement also include Sunflower Bank, National Association (the “Bank”) and all other subsidiaries of the Company and the Bank, and references to the Board include the Board of Directors of the Company, the Bank and each other subsidiary.
The purpose of this Policy Statement is as follows:
•to prevent insider trading or allegations of insider trading;
•prevent misappropriation, inadvertent disclosure or other misuse of Material Nonpublic Information (as defined below); and
•to protect the Company’s reputation for integrity and ethical conduct.
The following policies regarding the disclosure or use by personnel of the Company of Material Nonpublic Information and other confidential information relating to the Company, or its subsidiaries, apply to all officers, directors, employees or agents, including consultants, of the Company and its subsidiaries (collectively, “Company Personnel”).
For the purposes of this Policy Statement, “Material Nonpublic Information” means nonpublic or confidential information relating to the Company or its affairs, or, if applicable, another company, that, if made public, would be likely to affect the market price of the Company Securities (as defined below) or the securities of the other company, or that would be likely to be considered important by a reasonable investor in deciding whether to buy, sell or hold those securities. The source of the information is irrelevant. While it is not possible to define all categories of “Material Nonpublic Information,” some examples of information that ordinarily would be regarded as such are:
•Projections of future earnings or losses, or other earnings guidance;

•Changes to previously announced earnings guidance or the decision to suspend earnings guidance;
•A pending or proposed merger, acquisition or tender offer;
•A pending or proposed acquisition or disposing of a significant asset or joint venture;
•A pending or proposed equity or debt offering;
•A Company restructuring;
•Significant related party transactions;
•A change in dividend policy, the declaration of a stock split, or an offering of additional securities;
•The establishment of a repurchase program for Company Securities;
•Writedowns and additions to reserves for nonaccrual loans and loans past due of the Company;
•A change in the Company’s loan or deposit interest rates that results in a material change to the net interest margin;
•Major marketing changes;
•A change in management;
•A change in auditors or notification that the auditor’s reports may no longer be relied upon;
•Development of a significant new product, process, or service;
•Pending or threatened significant litigation, or the resolution of such litigation;
•Pending or threatened regulatory enforcement action or proceedings against the Company;
•Impending bankruptcy, receivership or the existence of severe liquidity problems of the Company;
•The imposition of a ban on trading in Company Securities or delisting from a stock exchange.
Information that has not been disclosed to the public is generally considered to be nonpublic information. Information is considered to be available to the public only when (a) it has been released broadly to the marketplace, such as by a press release or a filing with the U.S. Securities and Exchange Commission (“SEC”) and that are available on the SEC’s website; and (b) the investing public has had time to absorb the information fully. As a general rule, information is considered nonpublic until after the second full business day after the information is publicly released. If, for example, the Company were to make an announcement on a Monday, you should not trade in Company Securities until Thursday. Depending on the particular circumstances, the Company may determine that a longer or shorter period should apply to the release of specific material nonpublic information.
All Company Personnel must understand the breadth of activities that constitute illegal insider trading and its consequences, which can be severe. U.S. enforcement officials and the staff of any exchange on which the Company Securities may be listed investigate and are very effective at detecting insider trading. Cases have been successfully prosecuted against trading by employees through foreign accounts, trading by family members and friends, and trading involving only a small number of shares.
A.     PENALTIES FOR NONCOMPLIANCE
Under some circumstances, federal securities laws impose substantial civil and criminal penalties on persons who purchase or sell securities while they possess Material Nonpublic Information about the issuer of the securities or the market for the securities. Persons who provide Material Nonpublic Information to another person who then purchases or sells the securities are subject to the same penalties.
1.Civil and Criminal Penalties. Potential penalties for engaging in insider trading or tipping include (a) imprisonment for up to 20 years, (b) criminal fines of up to $5 million (or $25 million for entities), and (c) civil fines of up to three times the profit gained or loss avoided.
2.Controlling Person Liability. If the Company fails to take appropriate steps to prevent illegal insider trading, the Company may have “controlling person” liability for a trading violation, with civil penalties of up to the greater of (a) $1 million and (b) three times the profit gained or loss avoided, as well as a criminal penalty of up to $25 million. The civil penalties can extend personal liability to the Company’s directors, officers and other supervisory personnel if they fail to take appropriate steps to prevent insider trading.
3.Disciplinary Action. Failure to comply with this Policy Statement may also subject you to Company-imposed sanctions, including dismissal for cause, whether or not your failure to comply with this Policy Statement results in a violation of law.
B.     SCOPE OF POLICY
1.Persons Covered. As an officer, director, employee, agent or consultant of the Company, this Policy Statement applies to you. The same restrictions that apply to you apply to your family members who reside with you (including a spouse, child, a child away a college, stepchildren, grandchildren, parents, siblings and in-laws), anyone else who lives in your household and any family members who do not live in your household but whose transactions in Company Securities are directed by you or are subject to your influence or control – such as parents or children who consult with you before they trade in Company Securities (collectively referred to as “Family Members”). You are responsible for making sure that the purchase or sale of any security covered by this Policy Statement by any such person complies with this Policy Statement and therefore should make them aware of the need to confer with you before they trade in Company Securities, and you should treat all such transactions for the purposes of this Policy Statement and applicable securities laws as if the transactions were for your own account. This Policy Statement also applies to any entities that you influence or control, including any corporations, partnerships or trusts (collectively referred to as “Controlled Entities”), and transactions by these Controlled Entities should be treated for the purposes of this Policy Statement and applicable securities laws as if they were for your own account.
2.Companies Covered. The prohibition on insider trading in this Policy Statement is not limited to trading in Company Securities. It includes trading in the securities of other firms, such as those with which the Company (a) may be negotiating a major transaction, such as an acquisition, investment or sale or (b) may have a proposed, present or past lending relationship. Information that is not material to the Company may nevertheless be material to one of those other firms.
3.Transactions Covered. Trading includes purchases and sales of stock, derivative securities such as any options (including puts and calls), warrants, preferred stock and debt securities (debentures, bonds and notes) of FirstSun Capital Bancorp (collectively, “Company Securities”).
4.Exceptions. The trading restrictions of this Policy Statement do not apply to the following transactions (except as specifically noted):
(a)Exercise of Stock Options. This Policy Statement does not apply to the exercise of an employee stock option acquired pursuant to the Company’s plans, or to the exercise of a tax withholding right pursuant to which a person has elected to have the Company withhold shares subject to an option to satisfy tax withholding requirements. This Policy Statement does apply, however, to any sale of stock as part of a broker-assisted cashless exercise of an option, or any other market sale for the purpose of generating the cash needed to pay the exercise price of an option.
(b)Restricted Stock Awards. This Policy Statement does not apply to the vesting of restricted stock, or the exercise of a tax withholding right pursuant to which you elect to have the Company withhold shares of stock to satisfy tax withholding requirements upon the vesting of any restricted stock. The Policy Statement does apply, however, to any market sale of restricted stock.
(c)Other Similar Transaction. Any purchase of Company Securities from the Company or sales of Company Securities to the Company are not subject to this Policy Statement.
(d)Transactions Not Involving a Purchase or Sale. Bona fide gifts of securities are not subject to this Policy Statement unless such gift is made for the purpose of evading this Policy Statement (for example, the person making the gift has reason to believe that the recipient intends to sell the Company Securities while the officer, employee or director is aware of Material Nonpublic Information).

C.     STATEMENT OF POLICY
1.No Trading on Inside Information.
(a)Company Securities. If you have access to Material Nonpublic Information regarding the Company, you are prohibited from trading in any Company Securities, directly or through family members or other persons or entities, until the information has been released to the public. Company Personnel having access to Material Nonpublic Information regarding the Company must consult with the Company’s Chief Financial Officer and copy the Corporate Secretary (corporate.secretary@firstsuncb.com), who will serve as the “Securities Compliance Officer” for purposes of this Policy Statement (who will consult with the Company’s securities counsel if necessary), and in the Chief Financial Officer’s absence, the Chief Executive Officer or another executive officer designated by the Securities Compliance Officer, before executing any trade of Company Securities. Among the factors that the Securities Compliance Officer will consider, with counsel if appropriate, is whether Material Nonpublic Information regarding the Company has not yet been announced, the amount of time that has passed since the announcement of material information about the Company, and the timing of the proposed trade compared with the Company’s financial reporting cycle.
(b)Securities of Other Companies. If you, in the course of your employment or other association with the Company, have access to confidential information or Material Nonpublic Information about other companies, you must observe the same restrictions with respect to that information and with respect to trading in the securities of those companies as you do with respect to trading in Company Securities.
2.No “Tipping.” You may not pass Material Nonpublic Information on to others or recommend to anyone the purchase or sale of any securities when you are aware of such information. This practice, known as “tipping,” also violates the securities laws and can result in the same civil and criminal penalties that apply to insider trading, even though you did not trade and did not gain any benefit from another’s trading.
3.No Exception for Hardship. The existence of a personal financial emergency does not excuse you from compliance with this Policy Statement.
4.Blackout and Pre-Clearance Procedures. To help prevent inadvertent violations of the federal securities laws and to avoid even the appearance of trading on the basis of Material Nonpublic Information, the Company’s Board of Directors has adopted an addendum to this Policy Statement (the “Addendum”) that applies to directors, executive officers as defined by Section 16 of the Securities Exchange Act of 1934, as amended (“executive officers”), and certain designated employees and agents of the Company and its subsidiaries who have routine access to Material Nonpublic Information about the Company. The Company will notify you if you are subject to the Addendum.

The Addendum generally prohibits persons covered by it from trading in Company Securities during quarterly blackout periods (beginning 15 days before the end of a quarter and ending after the second full business day following the public announcement of the Company’s earnings for that quarter) and during certain event-specific blackouts. As more fully set forth in the Addendum, Directors and executive officers of the Company must also pre-clear all transactions in Company Securities with the Securities Compliance Officer.
D.     ADDITIONAL GUIDANCE
The Company considers it improper and inappropriate for those employed by or associated with the Company to engage in short-term or speculative transactions in Company Securities or in other transactions in Company Securities that may lead to inadvertent violations of the insider trading laws. Accordingly, your trading in Company Securities is subject to the following additional guidance.
1.Short Sales. You may not engage in short sales of Company Securities (sales of securities that are not then owned), including a “sale against the box” (a sale with delayed delivery).
2.Publicly Traded Options. You may not engage in transactions in publicly traded options, such as puts, calls and other derivative securities, on an exchange or in any other organized market.
3.Standing Orders. Standing orders should be used only for a very brief period of time. A standing order placed with a broker to sell or purchase stock at a specified price leaves you with no control over the timing of the transaction. A standing order transaction executed by the broker when you are aware of Material Nonpublic Information may result in unlawful insider trading.
4.Hedging Transactions. Certain forms of hedging or monetization transactions, such as zero-cost collars and forward sale contracts, allow an employee or director to lock in much of the value of his or her stock holdings, often in exchange for all or part of the potential for upside appreciation in the stock. These transactions allow the employee or director to continue to own the covered securities, but without the full risks and rewards of ownership. When that occurs, the director or employee may no longer have the same objectives as the Company’s other shareholders. Therefore, directors and employees are prohibited from engaging in any such transactions.
5.Margin Accounts and Pledges. Securities held in a margin account or pledged as collateral for a loan may be sold without your consent by the broker if you fail to meet a margin call or by the lender in foreclosure if you default on the loan. Because a margin or foreclosure sale may occur at a time when you are aware of Material Nonpublic Information or otherwise are not permitted to trade in Company Securities, you are prohibited from holding Company Securities in a margin account or pledging Company Securities as collateral for a loan; provided, that, Company Securities held in a margin account that holds Company Securities, or pledged as collateral for a loan (or renewal thereof) secured by Company Securities, as of the date of this Policy Statement will not be subject to this restriction.

E.     RULE 10B5-1 PLANS
Rule 10b5-1 under the Securities Exchange Act of 1934, as amended, provides a defense from insider trading liability under Rule 10b5-1. In order to be eligible to rely on this defense, a person subject to this Policy Statement must enter into a Rule 10b5-1 plan for transactions in Company Securities that meets certain conditions specified in the Rule (a “Rule 10b5-1 Plan”). If the plan meets the requirements of Rule 10b5-1, the Company Securities may be purchased or sold without regard to certain insider trading restrictions. To comply with the Policy Statement, a Rule 10b5-1 Plan must be approved by the Securities Compliance Officer and meet the requirements of Rule 10b5-1 and the Company’s “Guidelines for Rule 10b5-1 Plans,” which may be obtained from the Securities Compliance Officer. In general, a Rule 10b5-1 Plan must be entered into at a time when the person entering into the plan is not aware of Material Nonpublic Information. Once the plan is adopted, the person must not exercise any influence over the amount of securities to be traded, the price at which they are to be traded or the date of the trade. The plan must either specify the amount, pricing and timing of transactions in advance or delegate discretion on these matters to an independent third party.
Any Rule 10b5-1 Plan must be submitted for approval five days prior to the entry into the Rule 10b5-1 Plan. No further pre-approval of transactions conducted pursuant to the Rule 10b5- 1 Plan will be required.
F.     POST-TERMINATION TRANSACTIONS
This Policy Statement continues to apply to your transactions in Company Securities even after you have terminated employment or other services to the Company or a subsidiary as follows: if you are aware of Material Nonpublic Information when your employment or service relationship terminates, you may not trade in Company Securities until that information has become public or is no longer material.
G.     CONFIDENTIALITY OF NONPUBLIC INFORMATION
1.Maintaining the confidentiality of Company information is essential for competitive, security and other business reasons, as well as to comply with the securities laws and applicable banking laws. You should treat all nonpublic information you learn about the Company or its business plans in connection with your employment as confidential and proprietary to the Company. Disclosure of that information to any person other than Company Personnel (including family members), whether directly, in the form of a recommendation to purchase or sell Company Securities, or in any other manner or for any other purpose, violates Company policy and is prohibited. Inadvertent disclosure of confidential or inside information may expose the Company and you to significant risk of investigation and litigation.
2.Company Personnel working on sensitive matters involving Material Nonpublic Information shall adopt and implement protective measures appropriate and consistent with the level of confidentiality reasonably called for in the particular circumstances to prevent the misappropriation, loss or other misuse of such information by Company Personnel and/or other parties. All Company Personnel working on sensitive matters involving Material Nonpublic

Information shall cooperate with, assist in and abide by the protective measures instituted to prevent misappropriation, loss or other misuse of the information.
3. This Policy Statement supplements, but does not supersede or otherwise modify, the provisions of existing confidentiality agreements and other standard procedures and agreements intended to protect confidential information and materials.
H.     PERSONAL RESPONSIBILITY
You should remember that the ultimate responsibility for adhering to this Policy Statement and avoiding improper trading rests with you. You are responsible for making sure that you comply with this Policy Statement, and that any Family Members and Controlled Entities also comply with this Policy Statement. In all cases, it is your responsibility for determining whether you are in possession of Material Nonpublic Information, and any action on the part of the Company, the Securities Compliance Officer or any other employee or director pursuant to this Policy Statement (or otherwise) does not in any way constitute legal advice or insulate you from liability under applicable securities laws. If you violate this Policy Statement, you could be subject to severe legal penalties and the Company may take disciplinary action, including dismissal for cause.
I.     COMPANY ASSISTANCE
Your compliance with this Policy Statement is of the utmost importance both for you and for the Company. Many Company Personnel do not deal on a regular basis with matters of the type discussed in this Policy Statement, and some of these matters may be unfamiliar. If and when questions arise about any of the policies expressed in this policy, please direct inquiries to the Securities Compliance Officer. That officer will obtain assistance from the Company’s securities counsel as necessary or appropriate. Do not try to resolve uncertainties on your own, as the rules relating to insider trading are often complex, not always intuitive and carry severe consequences.
J.     CERTIFICATION
All Company Personnel must certify their understanding of, and intent to comply with, this Policy Statement on the attached form of Certificate of Compliance. Directors, executive officers and certain employees and consultants are subject to the Addendum. Persons who are covered by the Addendum should sign the form of Certificate of Compliance attached to the Addendum.

CERTIFICATE OF COMPLIANCE
    The undersigned, by his/her signature below, hereby certifies as follows:
    1.    I have read and understand the Policy Statement Regarding Insider Trading and Related Securities Law Matters dated May 11, 2022 (the “Policy Statement”) of FirstSun Capital Bancorp (the “Company”).
    2.    I have been given and instructed to retain a copy of the Policy Statement for my future reference.
    3.    I agree to abide by the Policy Statement, as amended from time to time by written notice, and any other guidelines adopted by the Company regarding confidentiality of corporate information and trading in Company Securities and the securities of certain other identified companies.
    4.    I understand that my duties regarding confidentiality of corporate information continue so long as the information has not been made public, regardless of whether I continue my employment or association with the Company or its subsidiaries.
    5.    I agree that I will assume corporate information is confidential unless I am told otherwise. I will not leave confidential materials unattended or in a public place, including public areas of the Company. If I have access to sensitive materials, I will cooperate to see that they are disseminated only on a need-to-know basis. I will refer all media, stockholder and securities analyst inquiries to the Executive Chair, Chief Executive Officer or Chief Financial Officer of the Company.
    6.    I will comply with the Policy Statement and any other guidelines adopted by the Company regarding confidentiality of corporate information and trading in Company Securities.

Print name:____________________________
Signature:_____________________________
Date:_________________________________